Exhibit 99.1

SPAR Group Records First Quarter Revenue of $21 Million, an Increase of 28% Year-Over-Year

TARRYTOWN, NY – May 8, 2012 - SPAR Group, Inc. (NASDAQ: SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced first quarter 2012 Revenue, Gross Profit and Net Income of $21million, $5.8 million and $307,000 respectively.

Company Highlights

•	First quarter 2012 revenue increased by 28% to $21 million, an increase of $4.6 million over the same period in 2011.
•	International division revenues grew by 71% for the first quarter of 2012 compared to the same period in 2011.
•	Gross Profit increased 10% year over year.
•	Net Income increased 21% year over year.
•	Working capital improved to $7.6 million.

"Management’s ability to effectively integrate our recently acquired subsidiaries while improving operations in established markets has led to the current increase in financial growth during a traditionally slow period in the retail merchandising business cycle,” stated Gary Raymond, Chief Executive Officer of SPAR Group.  “Having recently released 2012 revenue guidance of $90 million and identified several new acquisition targets, management is pleased with the direction in which the Company is headed.  Our international business continues to grow rapidly and management anticipates continued expansion of its client base in our domestic division which will improve our financial results in 2012.”

Mr. Raymond continued, “Going forward, SPAR intends to acquire additional profitable companies operating within underserved international markets, while providing large-scale marketing solutions to global clients within the United States.  Management anticipates continued growth across all businesses as we increase revenue, and expand profits.  Accordingly, SPAR Group expects 2012 to be one of our strongest years ever.”

Three Month Financial Results for the period ended March 31, 2012

	Three Months Ended March 31, (in thousands)
	2012	2011	Change
Net Revenue:			$	%
Domestic	$9,285	$9,521	$(236)	(3)%
International	11,762	6,897	4,865	71%
Total	$21,047	$16,418	$4,629	28%
Gross Profit:
Domestic	$2,960	$3,274	$(314)	(10)%
International	2,809	1,958	851	44%
Total	$5,769	$5,232	$537	10%

Net Income:
Domestic	$263	$500	$(237)	(47)%
International	44	(247)	291	118%
Total	$307	$253	$54	21%

Net revenues for the three months ended March 31, 2012, were $21 million, compared to $16.4 million for the three months ended March 31, 2011, an increase of $4.6 million or 28%.

Domestic net revenues totaled $9.3 million in the three months ended March 31, 2012, compared to $9.5 million for the same period in 2011. The decrease in Domestic net revenues is primarily due to lower project work in the first quarter of 2012 compared to a year ago.

International net revenues totaled $11.8 million for the three months ended March 31, 2012, compared to $6.9 million for the same period in 2011, an increase of $4.9 million or 71%.  International net revenues grew primarily as a result of incremental revenue from the new subsidiaries in Mexico and Turkey and strong performances in the South Africa and Japan markets.

Gross profit increased 10% to $5.8 million for the first quarter of 2012, when compared to $5.2 million the same period of 2011. The increase in gross profit was directly attributable to the significant increase in our international business.

The Company reported net income of $307,000 for the three months ended March 31, 2012, or $0.01 per diluted share, compared to a net income of $253,000, or $0.01 per diluted share, for the corresponding period last year.

Balance Sheet as of March 31, 2012

As of March 31, 2012 working capital improved to $7.6 million and our current ratio improved to 1.8 to 1 compared to 1.7 to 1 in the prior year. Total current assets and total assets were $17.2 million and $21 million, respectively, and cash and cash equivalents totaled $1.7 million at March 31, 2012.  Total current liabilities and total liabilities were $9.6 million and $10.0 million, respectively and total equity was $11.0 million at March 31, 2012.

The Company intends to file the Form 10-Q with the Securities and Exchange Commission on or before May 15, 2012 and the Company will host a shareholder conference call on May 15, 2012 at 11:00 am eastern daylight time.

About SPAR Group
SPAR Group, Inc. is a diversified international merchandising and marketing services company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandisers, office supply, grocery and drug store chains, independent, convenience and electronics stores, as well as providing furniture and other product assembly services, in-store events, radio frequency identification ("RFID") and related technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The Company operates throughout the United States and internationally in 9 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) expectations or guidance respecting customer contract expansion, growing revenues and profits through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Tables Follow

SPAR Group, Inc. Consolidated Statements of Income and Comprehensive Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Net revenues	$21,047	$16,418
Cost of revenues	15,278	11,186
Gross profit	5,769	5,232

Selling, general, and administrative expense	5,022	4,573
Depreciation and amortization	277	262
Operating income	470	397

Interest expense	51	81
Other (income) expense	(82)	9
Income before provision for income taxes	501	307

Provision for income taxes	42	24
Net income	459	283
Net income attributable to the non-controlling interest	(152)	(30)
Net income attributable to SPAR Group, Inc.	$307	$253

Net income per basic/diluted common share:

Net income – basic	$0.02	$0.01

Net income –diluted	$0.01	$0.01

Weighted average common shares - basic	20,117	19,639

Weighted average common shares - diluted	21,467	21,347

Net income	459	283
Other comprehensive income:
Foreign currency translation djustments	(42)	23
Comprehensive income	$417	$306

SPAR Group, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2012	2011
Assets	(unaudited)	(note)
Current assets:
Cash and cash equivalents	$1,666	$1,705
Accounts receivable, net	14,673	15,461
Prepaid expenses and other current assets	860	801
Total current assets	17,199	17,967

Property and equipment, net	1,771	1,523
Goodwill	1,148	1,148
Intangibles	677	705
Other assets	195	178
Total assets	$20,990	$21,521

Liabilities and equity
Current liabilities:
Accounts payable	$3,401	$1,819
Accrued expenses and other current liabilities	3,423	4,039
Accrued expense due to affiliates	1,551	1,092
Customer deposits	217	183
Lines of credit	972	3,641
Total current liabilities	9,564	10,774
Long-term debt and other liabilities	438	334
Total liabilities	10,002	11,108

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares - 2,445,598
Issued and outstanding shares – None - March 31, 2012
None - December 31, 2011	-	-
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares – 20,130,918 – March 31, 2012
20,103,043 – December 31, 2011	201	201
Additional paid-in capital	14,098	13,940
Accumulated other comprehensive loss	(214)	(172)
Accumulated deficit	(4,319)	(4,626)
Total SPAR Group, Inc. equity	9,766	9,343
Non-controlling interest	1,222	1,070
Total liabilities and equity	$20,990	$21,521

Note:  The Balance Sheet at December 31, 2011, is excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
asheinwald@allianceadvisors.net

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
ccamarra@allianceadvisors.net